Exhibit 99.2

FOR IMMEDIATE RELEASE

Wescorp Energy I Cancen Oil Canada Joint Venture Receives $1,000,000
Commitment for the Construction of 3 Remediation Units

HOUSTON, Texas and CALGARY, Alberta
(Thursday September 3, 2009) - Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that in accordance with the joint venture partnership announced on July 29, 2009 with Cancen Oil Canada Corporation, an oilfield waste management and processing company, Cancen has committed $1,000,000 for the immediate construction of 3 Wescorp remediation units.

Wescorp and Cancen engineers have completed their first Cancen facilities assessment to best determine the most effective and efficient size and volume capacity of the units required. Based on site assessment, both management teams have agreed that these first 3 units will consist of two H20Maxx water units and one HCXT solids remediation unit, which will all be deployed to Cancen's existing waste processing facilities in western Canada.

"Wescorp is pleased that the first milestone in our joint venture partnership with Cancen has been achieved with the delivery of the required financing," commented Doug Biles, President and CEO of Wescorp Energy.

"The assessment work of our waste management facilities is going very well," stated Keith Talbot, President of Cancen Oil Canada Corporation. "By integrating Wescorp's remediation technologies into our existing business, we believe we will become a leader in the oil/water/solids disposal industry in western Canada. We are driven to have the first 3 remediation units in full operation as soon as possible. We will then continue building an additional 9 units over the next year."

H20Maxx is a commercially proven, safe, effective and economical process for cleaning and separating oil and solids from produced water using patented technology. Test results on the H20Maxx unit have been shown to reduce the oil content in produced water to less than 0.001% or 10 parts per million oil, allowing oil and gas operators to reduce, reuse, and recycle water.

The HCXT solids remediation unit is a commercially proven, safe, effective and economical process for the extraction and cleaning of hydrocarbon-laden sediments and solids. The technology uses biodegradable chemicals to separate heavy oil from solids, including drilling cuttings and fine sands and clays from oil sand production.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol "WSCE".

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com

RENMARK FINANCIAL COMMUNICATIONS INC.
JASON Roy: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL: 514 939-3989 OR 416 644-2020